Exhibit 10.31

SECURITIES AMENDMENT AGREEMENT

AMONG

ELAN CORPORATION, PLC,

ELAN INTERNATIONAL SERVICES, LTD.

AND

ACORDA THERAPEUTICS, INC.

THIS SECURITIES AMENDMENT AGREEMENT made this 26th day of September, 2003 (this “Agreement”)

AMONG:-

(1)                                 ELAN CORPORATION, PLC, a public limited company incorporated under the laws of Ireland and having its registered office at Lincoln House, Lincoln Place, Dublin 2, Ireland (“Elan Corp”);

(2)                                 ELAN INTERNATIONAL SERVICES, LTD., an exempted limited liability company incorporated under the laws of Bermuda, and having its registered office at Clarendon House, 2 Church St., Hamilton, Bermuda, a wholly-owned subsidiary of Elan Corp (“EIS”); and

(3)                                 ACORDA THERAPEUTICS, INC., a Delaware corporation having its principal place of business at 15 Skyline Drive, Hawthorne, NY 10532, United States of America (“Acorda”).

RECITALS

A.                                   Acorda and EIS have entered into agreements whereby Acorda sold and EIS purchased certain securities of Acorda and such parties agreed to certain matters related to the ownership of such securities.  Specifically:

(i)                                     EIS and Acorda entered into a Preferred Stock, Convertible Note and Warrant Purchase Agreement dated as of January 22, 1997 (the “1997 Securities Purchase Agreement”);

(ii)                                  EIS and Acorda entered into a Securities Purchase Agreement dated April 21, 1998 (the “1998 Securities Purchase Agreement”);

(iii)                               EIS and Acorda entered into a Subscription Agreement dated as of August 6, 1999 (the “1999 Securities Purchase Agreement”);

(iv)                              Acorda and certain stockholders of Acorda including EIS entered into an Amended and Restated Registration Rights Agreement with respect to the capital stock of Acorda dated January 22, 1997, as amended and restated July 7, 1998, August 6, 1999, December 20, 2000 and May 8, 2003, as a result of which, inter alia, additional purchasers were added as parties to such agreement (as amended and restated, the “Acorda Registration Rights Agreement”); and

(v)                                 Elan Corp, Acorda and certain other stockholders entered into an Amended and Restated Stockholders Agreement dated December 20,

2000, as amended and restated as of May 8, 2003 (the “Stockholders Agreement”).

B.                                     The Parties have entered into a Termination Agreement of even date herewith (the “Termination Agreement”).

C.                                     Simultaneously with the execution of the Termination Agreement, Elan Corp and Acorda are entering into a Amended and Restated License and Supply Agreement, pursuant to which, among other things, certain of the parties thereto are amending and restating that certain License Agreement (the “Restated Elan License Agreement”) by and among Acorda, Elan Corp and MS Research and Development Corporation (“MS R&D”).

D.                                    The Parties desire to enter into this Agreement to set forth their agreements relating to certain matters relating to: (i) the securities of Acorda held by Elan, (ii) amendments to the 1997 Securities Purchase Agreement, the Limited Recourse Note (as defined below), the Full Recourse Note (as defined below), the Acorda Registration Rights Agreement, the Second Closing Warrant and the SSDA (collectively, the “Amended Finance Documents”); and (iii) Board observation rights in favor of EIS.

IN CONSIDERATION OF THE MUTUAL COVENANTS CONTAINED HEREIN, AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND ADEQUACY OF WHICH ARE HEREBY ACKNOWLEDGED, IT IS HEREBY AGREED AS FOLLOWS:

1.                                     DEFINITIONS

Capitalized terms used in this Agreement shall have the same meanings assigned to them in the Termination Agreement, unless such terms are expressly defined to the contrary in this Agreement.

“Affiliate” shall mean any corporation or entity controlling, controlled or under the common control of any other corporation or entity.  For the purpose of this definition, (i) “control” shall mean direct or indirect ownership of fifty  (50%) percent or more of the stock or shares entitled to vote for the election of directors and (ii) MS R&D shall not be an Affiliate of Elan Corp, EPIL II or EIS.

“Effective Date” shall mean the date of this Agreement.

“Elan” shall mean Elan Corp and its Affiliates.

“EPIL II” shall mean Elan Pharmaceuticals Investment II, Ltd. an exempted limited liability company incorporated under the laws of Bermuda.

“Force Majeure” shall mean causes beyond a Party’s reasonable control, including, without limitation, acts of God, fires, strikes, acts or war or terrorism, or intervention of a governmental authority.

“Full Recourse Note” shall mean the Full Recourse Convertible Promissory Note dated January 22, 1997 in the principal amount of $2,500,000 issued by Acorda to EIS.

“Limited Recourse Note” shall mean the Limited Recourse Convertible Promissory Note dated January 22, 1997 in the principal amount of $5,000,000 issued by Acorda to EIS.

“Party” shall mean Elan Corp, EIS, Acorda or MS R&D, as the case may be, and “Parties” shall mean all such parties together.

 “Second Closing Warrant” shall mean the Second Closing Warrant to up to 100,000 Shares of the Series B Preferred Stock of Acorda dated February 4, 2007 having an exercise price of $2.00 per share issued to EIS.

2.                                       Milestone Purchases.  The Parties hereto acknowledge and agree that none of Elan Corp, EIS, EPIL II or their respective affiliates, subsidiaries, successors or assigns are obligated to purchase additional securities of or from Acorda, or their respective affiliates or subsidiaries, successors or assigns.

3.                                       Transfer Restrictions.  The Parties hereby agreed to amend the Amended Finance Agreements as set forth hereinbelow:

3.1                                 1997 Securities Purchase Agreement

(a)                                  Section 8.1 of the 1997 Securities Purchase Agreement is hereby amended by changing all references to “50,000 of the Shares” to “2,200,000 of the Shares.”  The references to 2,200,000 shares shall be subject to adjustment for stock splits, combinations, reclassifications, and other similar events.

(b)                                 Section 8.2 of the 1997 Securities Purchase Agreement is hereby deleted and replaced with the following:

“Assignment of Rights to Financial Information.  The rights granted pursuant to Section 8.1 may not be assigned or conveyed by the Purchaser or by any subsequent transferee of such rights without the prior written consent of the Company; provided, however, that the Purchaser and any transferee, after giving notice to the Company, may assign such rights to any transferee that acquires no fewer than 2,200,000 shares of Common Stock (subject to adjustment for stock splits, combinations, reclassifications, and other similar events) (including for purposes of determining the number of shares of Common Stock, any shares of

Common Stock issued or issuable upon conversion or exercise of other securities), other than a transferee that is a Competitor. For purposes of this Agreement, “Competitor” shall mean any party engaged, directly or indirectly, in drug development for therapies for spinal cord injuries or multiple sclerosis.”

(c)                                  Section 10 of the 1997 Securities Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“The Purchaser shall not sell, assign or otherwise transfer any of the Securities to a Competitor without the prior written consent of the Company.  In addition and in any event, the Purchaser shall be obligated to comply with all applicable restrictions on transfer under applicable federal and state securities laws.”

3.2                                 Limited Recourse Note

(a)                                  The first proviso of Section 1 of the Limited Recourse Note shall be amended and restated in its entirety to read as follows:

“; provided, however, that if the Board of Directors of the Company reasonably determines that such Regulatory Approval is unlikely to be obtained or shall not be obtained in a timely manner and provides written notice (the “Notice”) thereof to the Holder (a “Board Termination”), then, on the thirtieth day following receipt of the Notice by the Holder (the “Board Termination Date”), the outstanding principal sum remaining on this Promissory Note, together with all accrued and unpaid interest thereon, shall be automatically converted into shares of the Series D Preferred Stock of the Company (the “Series D Preferred”) in accordance with Section 3.2 below effective as of the Board Termination Date, unless the Holder shall have delivered a written notice to the Company prior to the Board Termination Date of its desire to have such amount canceled (the “Cancellation Right”), in which event, such amount shall be canceled as of the Board Termination Date;”

(b)                                 Section 3.1 of the Limited Recourse Note shall be amended to:

(i)                                     replace the reference to “the Series D Preferred Stock of the Company (the “Series D Preferred”)” with “Series D Preferred”;

(ii)                                  insert the following parenthetical after reference to $12.50: “(subject to adjustment for stock splits, combinations, reclassifications, and other similar events)”; and

(iii)                               amend and restate the first line of the second paragraph of Section 3.1 of the Limited Recourse Note to read in its entirety as follows: “The right and option of the Holder to convert the unpaid principal amount of this Promissory Note into Series D Preferred shall terminate upon the first to occur of: (i) the automatic conversion thereof on the Board Termination Date; and (ii) the payment (or repayment) by the Company of all amounts owing under this

Promissory Note (subject to the notice requirements of Section 2 hereof).”

(c)                                  Section 3.2 shall be renumbered Section 3.3, and all references in the Limited Recourse Note to Section 3.2 (other than as set forth in this Agreement) shall become references to Section 3.3.

(d)                                 A new Section 3.2 shall be inserted into the Limited Recourse Note to read in its entirety as follows:

“Automatic Conversion into Series D Preferred Sock.  Subject to the Holder exercising the Cancellation Right in accordance with Section 1 above, immediately prior to the Board Termination Date, the full unpaid principal balance and accrued interest outstanding under this Promissory Note at such time shall be automatically converted into fully paid and nonassessable shares of Series D Preferred at a rate which shall be equal to the quotient obtained by dividing:

(x) the principal amount of this Promissory Note plus all accrued and unpaid interest thereon, by

(y) $12.50 (subject to adjustment for stock splits, combinations, reclassifications, and other similar events).”

(e)                                  Section 5.7 of the Limited Recourse Note is hereby deleted and replaced in its entirety to read as follows:

“Transfer Restrictions. The Holder shall not sell, assign or otherwise transfer all or any portion of this Promissory Note to a Competitor (as defined below) without the prior written consent of the Company.  In addition and in any event, the Holder shall be obligated to comply with all applicable restrictions on transfer under applicable federal and state securities laws. For purposes of this Note, “Competitor” shall mean any party engaged, directly or indirectly, in drug development for therapies for spinal cord injuries or multiple sclerosis.

(f)                                    All references to “Committee Termination” and “Committee Termination Date” shall become references to “Board Termination” and “Board Termination Date.”

3.3                                 Full Recourse Note

(a)                                  The first clause of Section 1 of the Full Recourse Note shall be amended and restated in its entirety to read as follows:

“If the Holder has not converted the outstanding principal hereunder into Preferred Stock in accordance with Section 3 hereof by the date which is the earlier of (i) the first anniversary after the first Regulatory Approval (as defined below) and (ii) September 30, 2008 (the “Maturity Date”),”

(b)                                 The first proviso of Section 1 of the Full Recourse Note shall be amended to replace the reference to “the Committee (as defined in the License Agreement)” with “the Board of Directors of the Company”.

(c)                                  The following proviso shall be inserted at the end of the first sentence of Section 1 of the Full Promissory Note, immediately prior to the definition of “Regulatory Approval”:

“; provided further, however, if no Regulatory Approval has been received on or prior to the Maturity Date, the Company shall have the right to extend the Maturity Date by six month periods (each, an “Extension Period”) by delivery of a written notice to the Holder certifying that it is the reasonable, good faith belief, after due diligence and inquiry by the Company’s Board of Directors, of the Company that such Regulatory Approval is likely to be obtained in a timely manner (each, an “Extension Notice”), at least 30 days prior to the Maturity Date or the then current Extension Period, as the case may be.”

(d)                                 Section 5.6 of the Full Recourse Note is hereby deleted and replaced in its entirety to read as follows:

“Transfer Restrictions. The Holder shall not sell, assign or otherwise transfer all or any portion of this Promissory Note to a Competitor (as defined below) without the prior written consent of the Company.  In addition and in any event, the Holder shall be obligated to comply with all applicable restrictions on transfer under applicable federal and state securities laws. For purposes of this Note, “Competitor” shall mean any party engaged, directly or indirectly, in drug development for therapies for spinal cord injuries or multiple sclerosis.”

(e)                                  All references to “Committee Termination” shall become references to “Board Termination” and all references to “Committee” shall become references to the “Board of Directors of the Company”).

3.4                                 Acorda Registration Rights Agreement

(a)                                  Acorda hereby agrees that the amendments to the Acorda Registration Rights Agreement set forth in this Clause 3.4 constitute a superseding agreement between Acorda and Elan that does not require the consent of the other parties to the Acorda Registration Rights Agreement.

(b)                                 Acorda agrees that the legend set forth in Section 2(b) of the Acorda Registration Rights Agreement shall be amended and restated to read in its entirety as follows:

“THESE SECURITIES ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN AN AGREEMENT BETWEEN THE

COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”

(c)                                  Acorda agrees that the restrictions set forth in Section 3 of the Acorda Registration Rights Agreement shall not apply to Elan or its transferees of any Restricted Securities (as defined in the Acorda Registration Rights Agreement); provided, however, Elan agrees to provide written notice to Acorda of any transfer of Restricted Securities to a third party which notice shall set forth the name of the relevant transferee, the date of such transfer and the Restricted Securities transferred and which such notice shall also be accompanied by, if requested by Acorda, at Elan’s expense, an unqualified written opinion of legal counsel who shall and whose legal opinion shall be satisfactory to Acorda, which opinion shall be addressed to Acorda to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act of 1933, as amended.

(d)                                 Acorda agrees that the reference to 100,000 shares in Section 13 of the Acorda Registration Rights Agreement shall be subject to adjustment for stock splits, combinations, reclassifications and other similar events.

3.5                                 Second Closing Warrant.  The first two sentences of Section 10 (Transfers) of the Second Closing Warrant are hereby deleted and replaced in their entirety with the following:

“This Warrant may be transferred or assigned by the Warrantholder, in whole or in part, subject to compliance by the Warrantholder with all applicable federal and state securities laws, without the prior written consent of the Company; provided, however, any assignee or transferee of this Warrant (“permitted assignee”) shall be required to accept this Warrant subject to all rights and obligations of the Warrantholder as set forth herein.”

4.                                       Board Observation Right.  Subject to earlier termination as provided herein, as long as Elan holds not less than 2,200,000 shares of Acorda’s outstanding common stock on a fully-diluted basis (subject to stock splits, combinations, reclassifications and other similar events), Elan shall have the right to have an observer (the “Elan Observer”) present at two meetings each year of Acorda’s board of directors, the determination of which meetings to be at Acorda’s sole discretion. The Elan Observer may be excused from any meeting or discussion by the Board of Directors to the extent that the Board may deem it to be inappropriate, in the judgment of the Board, for the Elan Observer to be present during any such meeting or discussion.  The out-of-pocket expenses of the Elan Observer with respect to attending such meetings will be reimbursed by Acorda to the same extent that Acorda reimburses such expenses of its Directors. Elan may transfer its right to the Elan Observer to any third party to which it sells, transfers or assigns not less than 2,200,000 shares of Acorda’s outstanding common stock on a fully-diluted basis (subject to stock splits, combinations, reclassifications and other similar events). The observer right provided for herein shall terminate upon the earlier to occur of (i) the closing of an initial public offering of Acorda’s securities or (ii) the date upon which Elan or its transferee ceases to own five percent (5%) or more of Acorda’s outstanding common stock on a fully-diluted basis.

5.                                       General

5.1                                 Governing law and jurisdiction:

(a)                                  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles under the laws of the State of New York.

(b)                                 For the purposes of this Agreement, the Parties submit to the nonexclusive jurisdiction of the State and Federal Courts of New York.

5.2                                 Assignment:

(a)                                  Subject to Clause 5.2(b), this Agreement shall not be assigned by any Party without the prior written consent of the others, save that any Party:

(i)             may assign this Agreement in whole or in part and delegate its duties hereunder to its Affiliate or Affiliates without such consent; and

(ii)          may assign its rights and obligations to a successor (whether by merger, consolidation, reorganization or other similar event) or purchaser of all or substantially all of its assets relating to such Party’s technology related to this Agreement, provided that such successor or purchaser has agreed in writing to assume all of such Party’s rights and obligations hereunder and a copy of such assumption is provided to the other Parties.

(b)                                 For the avoidance of doubt, nothing in this Clause 5.2 shall affect the provisions governing assignment of securities set forth elsewhere in this Agreement.

5.3                                 Notices:

(a)                                  Any notice to be given under this Agreement shall be sent in writing in English by registered airmail, internationally recognized courier or telefaxed to the following addresses:

If to Acorda at:

Acorda Therapeutics, Inc.
15 Skyline Drive
Hawthorne, NY 10532

Facsimile:
Attention:	President

If to MS R&D or Acorda, with a copy to:

Wilson, Sonsini, Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304
Facsimile: 650-493-6811
Attention:	Douglas Collom

If to Elan and/or EIS at:

Elan Corporation, plc
Elan International Services, Ltd.
C/o Elan International Services, Ltd.
102 St. James Court
Flatts,
Smiths FL04
Bermuda
Attention:	Secretary
Telephone:	441 292 9169
Fax:	441 292 2224

or to such other address(es) and telefax numbers as may from time to time be notified by any Party to the others hereunder.

(c)                                  Any notice sent by mail shall be deemed to have been delivered within seven (7) working days after dispatch or delivery to the relevant courier and notice sent by fax shall be deemed to have been delivered upon confirmation receipt.  Notice of change of address shall be effective upon receipt.

5.4                                 Waiver.  No waiver of any right under this Agreement shall be deemed effective unless contained in a written document signed by the Party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any future breach or failure to perform or of any other right arising under this Agreement.

5.5                                 Severability.  If any provision in this Agreement is agreed by the Parties to be, or is deemed to be, or becomes invalid, illegal, void or unenforceable under any law that is applicable hereto:

(a)                                  such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable; or

(b)                                 if it cannot be so amended without materially altering the intention of the Parties, it will be deleted, with effect from the date of this Agreement or such earlier date as the Parties may agree, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

5.6                                 Further Assurances.  At the request of any of the Parties, the other Party or Parties shall (and shall use reasonable efforts to procure that any other necessary parties shall) execute and perform all such documents, acts and things as may reasonably be required subsequent to the signing of this Agreement for assuring to or vesting in the requesting Party the full benefit of the terms hereof.

5.7                                 Successors.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

5.8                                 Amendments.  No amendment, modification or addition hereto shall be effective or binding on any Party unless set forth in writing and executed by a duly authorized representative of each Party.

5.8                                 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

5.9                                 Costs.  Each Party shall bear its own costs and expenses in connection with the transactions contemplated by this Agreement.

5.10                           Force Majeure.  No Party to this Agreement shall be liable for failure or delay in the performance of any of its obligations hereunder if such failure or delay results from Force Majeure, but any such failure or delay shall be remedied by such Party as soon as practicable.

5.11                           Relationship of the Parties.      The Parties are independent contractors under this Agreement.  Nothing herein contained shall be deemed to create or establish an employment, agency, joint venture, or partnership relationship between the Parties or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of another Party.  No Party shall have any express or implied power to enter into any contracts, commitments or negotiations or to incur any liabilities in the name of, or on behalf of, another Party, or to bind another Party in any respect whatsoever.

5.11                           Entire Agreement.

(a)                                  This Agreement, the Amended Finance Documents, the 1998 Securities Purchase Agreement, the Termination Agreement and the Restated Elan License set forth all of the agreements and understandings between the

Parties with respect to the subject matter hereof.  There are no agreements or understandings with respect to the subject matter hereof, either oral or written, between the Parties other than as set forth in such agreements and documents.

(b)                                 No provision of this Agreement shall be construed so as to negate, modify or affect in any way the provisions of any other agreement between the Parties unless specifically provided herein and only to the extent so specified.

(c)                                  Other than as expressly set forth herein, the Amended Finance Documents remain in full force and effect and all future references to them shall be deemed to give effect to the amendments set forth herein.

THE REMAINDER OF THIS PAGE
HAS BEEN INTENTIONALLY LEFT BLANK.

IN WITNESS WHEREOF the Parties have executed this Agreement.

SIGNED

Elan Corporation, plc

Monksland Holdings BV

BY:	/s/ Klaas van Blanken

BY:	/s/ Pieter Bos
Name: Monksland Holdings BV
Title: Proxyholder

SIGNED

Elan International Services, Ltd

BY:	/s/ Debra Buryj
Name: Debra Buryj
Title: Vice President

SIGNED

Acorda Therapeutics, Inc.

BY:	/s/ Ron Cohen
Name: Ron Cohen
Title: President & Chief Executive Officer